RIGHTS AGREEMENT

dated as of

April 4, 2007

between

FX ENERGY, INC.

and

FIDELITY TRANSFER COMPANY,

as Rights Agent

i

RIGHTS AGREEMENT

THIS RIGHTS AGREEMENT (this “Agreement”), dated as of the 4th day of April, 2007, is entered into by and between FX ENERGY, INC., a Nevada corporation (the “Company”), and FIDELITY TRANSFER COMPANY, a Utah corporation authorized to conduct business in the state of Utah (the “Rights Agent”).

WHEREAS, in order to preserve stockholder value, the Board of Directors of the Company has determined that it is advisable for the Company to adopt a stockholder rights plan (the “Rights Plan”) to protect the Company and its stockholders from abusive acquisition tactics;

WHEREAS, the Board of Directors of the Company has authorized and declared a dividend distribution of one right (“Right”) effective 5:00 p.m. (Mountain time) on April 4, 2007 (the “Record Date”), for each Common Share (as hereinafter defined) outstanding at the Close of Business (as hereinafter defined) on the Record Date; and has authorized the issuance of one Right in respect of each Common Share issued after the Record Date and until the earliest to occur of the Separation Date, the Expiration Date, or the Redemption Date (as such terms are hereinafter defined);

WHEREAS, each Right entitles the holder thereof, after the Separation Date, to purchase securities of the Company (or in certain cases, of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange, and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein.

NOW, THEREFORE, in consideration of the premises and respective agreements set forth herein the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

(a)         “Acquiring Person” shall mean any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Voting Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, or any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed, or established by the Company or such Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing, no Person shall become an Acquiring Person solely as the result of a reduction in the number of Voting Shares outstanding due to an acquisition of Voting Shares by the Company that increases the proportionate number of such Voting Shares Beneficially Owned by such Person to 20% or more unless and until that Person shall purchase or otherwise become (as a result of actions by such Person or its Affiliates or Associates) the Beneficial Owner of any additional Voting Shares of the Company.

(b)        “Affiliate” of, or a person “affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

(c)	“Associate,” used to indicate a relationship with a specified Person, shall mean:

(i)         any corporation, partnership, limited liability company, or other organization of which such specified Person is an officer or partner;

(ii)        any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity;

(iii)       any relative or spouse of such specified Person or any person of the opposite sex to whom such specified Person is married or with whom such specified Person is living in a conjugal relationship outside marriage, or any relative of such spouse or other person, who has the same home as such specified Person or who is a director or officer of the Company or an Affiliate of the Company;

(iv)       any Person that is a director, officer, partner, manager, or trustee of such specified Person or of any corporation, partnership, or other organization (other than the Company or any wholly owned Subsidiary of the Company) that is an Affiliate or Associate of such specified Person; and

(v)        any corporation of which such specified Person Beneficially Owns, directly or indirectly, voting securities carrying more than 10% of the rights attaching to all voting securities of such corporation for the time being outstanding.

(d)        A Person shall be deemed the “Beneficial Owner” and to have “Beneficial Ownership” of and to “Beneficially Own” any securities:

(i)         as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 or 13d-5 under the Exchange Act (or pursuant to any comparable or successor laws or regulations or, if such rules shall be rescinded and there shall be no comparable or successor laws or regulations, pursuant to Rule 13d-3 or 13d-5 as in effect on the date of this Agreement); and

(ii)        as to which such Person or any of such Person’s Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or only after the occurrence of changes in Market Prices) pursuant to any contract, agreement, arrangement, or understanding, or upon the exercise of any rights (other than the Rights), whether conversion rights, exchange rights, warrants, or options, or otherwise;

provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of or to “Beneficially Own” any security:

(x)        tendered pursuant to a tender or exchange offer or Takeover Bid made by such Person or any of such Person’s Affiliates or Associates until the earliest of such tendered security being accepted for payment or exchange or being taken up and paid for; or

(xi)       as to which such Person’s Affiliates or Associates have or shares the voting power or has the power to direct the voting pursuant to a revocable proxy given in response to a public proxy solicitation made pursuant to and in accordance with the applicable rules and regulations under the Exchange Act, except if such power (or the arrangement relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

For purposes of this Agreement, in determining the percentage of the outstanding Voting Shares with respect to which a Person is the Beneficial Owner, all Voting Shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

(e)         “Board of Directors” shall mean, as applicable, the Board of Directors of the Company and/or any of its Subsidiaries.

(f)         “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of Utah are authorized or obligated by law or executive order to close.

(g)        “Close of Business” on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares of the Company in Salt Lake City, Utah (or, after the Separation Date, the office of the Rights Agent, if different from such transfer agent) is closed to the public.

(h)        “Common Shares,” when used with reference to the Company, shall mean the shares of common stock, par value $0.001 per share (as such par value may be changed from time to time), of the Company. “Common Shares,” when used with reference to any Person other than the Company, shall mean the shares of capital stock (or equity interest) with the most significant voting or decision-making power with respect to management or control of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons that ultimately control such first-mentioned Person.

(i)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)         “Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal One Hundred Dollars ($100.00), payable in lawful money of the United States of America.

(k)        “Expiration Date” shall mean the Close of Business on the tenth-year anniversary of the date hereof.

            (l)         “Flip-In Event” shall mean a transaction in which any Person shall become an Acquiring Person; provided, however, that the term “Flip-In Event” shall not include any transaction or event that constitutes a “Flip-Over Transaction or Event.”

(m)	“Flip-Over Entity” shall mean:

(i)         in the case of any transaction described in clause (i) of the first sentence of Subsection 1.1(n) hereof: (1) the Person that is the issuer of the securities into which Common Shares of the Company are converted in such merger or consolidation, or, if there is more than one such issuer, that issuer the Common Shares of which have the greatest Market Price; or (2) if no securities are so issued, (A) the Person that is the other party to the merger or consolidation and that survives such merger or consolidation, or, if there is more than one such Person, that Person the Common Shares of which have the greatest Market Price, or (B) if the Person that is the other party to the merger or consolidation does not survive the merger or consolidation, the Person that does survive the merger or consolidation (including the Company if it survives); and

(ii)        in the case of any transaction described in clause (ii) of the first sentence of Subsection 1.1(n) hereof, the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, or, if each Person that is a party to such transaction or transactions receives the same portion of the assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot be determined, whichever of such Persons is the issuer of Common Shares having the greatest Market Price of shares outstanding; provided, however, that, in any such case, if the Common Shares of such Person are not at such time and have not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act and such Person is a direct or indirect Subsidiary of another Person the Common Shares of which are and have been so registered, the term “Flip-Over Entity” shall refer to such other Person, or if such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Shares of all of which are and have been so registered, the term “Flip-Over Entity” shall refer to whichever of such Persons is the issuer of the Common Shares having the greatest Market Price of the shares outstanding.

(n)        “Flip-Over Transaction or Event” shall mean (i) a transaction in which, directly or indirectly, the Company shall consolidate with, merge with or into, or enter into an arrangement with any other Person (other than a wholly owned Subsidiary of the Company), or any other Person (other than a wholly owned Subsidiary of the Company) shall consolidate with, merge with or into, or enter into an arrangement with the Company, and in connection therewith, all or part of the outstanding Common Shares of the Company shall be changed in any way, reclassified, or converted into or exchanged for shares, other securities, cash, or any other property; or (ii) a transaction or series of transactions in which, directly or indirectly, the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets:

(1)        aggregating more than 50% of the assets (measured by either book value or Market Price, whichever results in the greater percentage); or

            (2)        that generated during the Company’s last completed fiscal year or are expected to generate in the Company’s then current fiscal year more than 50% of the operating income or cash flow of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons that are affiliated or otherwise acting jointly or in concert.

(o)        “Interested Stockholder” shall mean any Person (other than the Company or any Subsidiary) that is the direct or indirect Beneficial Owner of more than 10% of the aggregate Voting Stock, and any Affiliate or Associate (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of the adoption of this Agreement by the Company) of any such Person. For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock shall include unissued shares of voting stock of the Company of which the Interested Stockholder is the Beneficial Owner, but shall not include any other shares of Voting Stock of the Company that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise, to any Person that is not the Interested Stockholder.

(p)        “Market Price” of any securities (including the Rights) on any date of determination shall mean the average of the daily closing prices per share (or right) of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing prices used to determine the Market Price on any Trading Day not to be fully comparable with the closing price on such date of determination, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on such date of determination. The closing price per share of any securities on any date shall be (i) the last sale price, regular way, or in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for each share of such securities as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on any national securities exchange; (ii) if the securities are not listed or admitted to trading on any national securities exchange, the closing board lot sale price; (iii) if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices for each share of such securities in the over-the-counter market, as reported by the Nasdaq Stock Market of the National Association of Securities Dealers, Inc. (“Nasdaq”), or such other system then in use; or (iv) if on any such date the securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected in good faith by the Board of Directors of the Company; provided, however, that if on any such date the securities are not traded in the over the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of securities on such date as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm with respect to the fair value per share of such securities.

            (q)        “Offer” shall mean a written proposal delivered to the Company by any Person or Persons that (i) Beneficially Own in the aggregate 1% or less of the outstanding Common Shares of the Company and have not within the 12-month period preceding the delivery of such written proposal Beneficially Owned in the aggregate in excess of 1% of the outstanding Common Shares of the Company, and (ii) within said 12-month period have not disclosed, or caused the disclosure of, any intention that would result in the acquisition or influence of control of the Company (any such Persons meeting the conditions specified in clauses (i) and (ii), an “Offeror”), and which proposal:

(1)        provides for acquisition of all of the outstanding Voting Shares held by any Person other than the Offeror and its Affiliates for cash at the same specified price;

(2)        is, in the opinion of a nationally recognized investment banking firm retained by the Offeror, fair to the holders of Voting Shares other than the Offeror and its Affiliates and is at a price that is not less than the book value;

(3)        states that such Offer shall remain open for at least 90 days and shall include all Voting Shares outstanding as of the date of the proposal or issued thereafter pursuant to contracts in effect at the date of the proposal, and that the Offeror has obtained written financing commitments from recognized financing sources and/or has, on hand, cash or cash equivalents for the full amount of all financing necessary to consummate the Offer; and

(4)        requests the Company to call a special meeting of the holders of Voting Shares for the purpose of voting on a resolution requesting the Board of Directors to accept such Offer and contains a written agreement of the Offeror to pay (or share with any other Offeror) at least one-half of the Company’s costs of preparing and mailing proxy material for its own solicitation.

(r)	“Offer to Acquire” shall include:

(i)         an offer to purchase, or a solicitation of an offer to sell Voting Shares; and

(ii)        an acceptance of an offer to sell Voting Shares, whether or not such offer to sell has been solicited; or

any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell.

(s)         “Offeror’s Securities” means Voting Shares Beneficially Owned on the date of an Offer to Acquire by any Person that makes a Takeover Bid or by any Person acting jointly or in concert with such Person.

(t)         “Person” shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of this Agreement), corporation, trust, business trust, or other entity and shall include any successor (by merger or otherwise) of such entity.

            (u)        “Preferred Shares” shall mean the currently authorized but unissued shares of Series A Participating Preferred Stock, par value $0.001 per share, of the Company, having the rights and preferences set forth in the form of Designation of Rights, Privileges, and Preferences attached hereto as Exhibit A.

(v)        “Redemption Date” means the date of the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to Section 5.2 hereof.

(w)        “Redemption Price” means a price of $0.01 per Right, subject to adjustment as set forth in Article V hereof.

(x)        “Right” means the right to purchase one one-hundredth of a Preferred Share at the Exercise Price, subject to adjustment, or the right to purchase, exchange, or receive other securities or assets of the Company or another issuer as set forth herein.

(y)        “Right Certificate” means a certificate evidencing a Right or Rights, substantially in the form of Exhibit B hereto.

(z)         “Rights Redemption Committee” means a committee of the Board of Directors, designated as the “Rights Redemption Committee,” consisting of at least three Continuing Directors, at least a majority of whom are not employees of the Company. For the purpose of this definition, the term “Continuing Director” means any duly constituted director of the Company who was a director prior to the time the Interested Stockholder, as defined in this Agreement, became such, and any other director whose election or appointment as a director was recommended for approval by a majority of the Continuing Directors. For the purposes of this definition, the term “employee” means any person who, at the time of action by such committee, is or who has been during the preceding 12 months a full-time employee of the Company. In the event of the failure or refusal of the Board of Directors to duly appoint a Rights Redemption Committee, then the persons constituting the Audit Committee of the Board of Directors shall also constitute the Rights Redemption Committee.

(aa)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(bb)       “Separation Date” shall mean the Close of Business on the earliest of: (i) the tenth day (or such later day as is determined by unanimous vote of the Board of Directors and publicly announced) after the Stock Acquisition Date (provided, however, that if prior to the date that would otherwise be the Separation Date, the Acquiring Person whose becoming such shall have caused the Stock Acquisition Date to occur, shall cease to be an Acquiring Person and shall be the Beneficial Owner of not more than 5% of the Common Shares of the Company, as indicated in a public announcement or public filing by such Person, then for purposes of this Subsection 1.1(bb), the Stock Acquisition Date shall be deemed not to have occurred), or (ii) the tenth day after the date of the commencement of, or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company, or any Person or entity organized, appointed, or established by the Company or such Subsidiary of the Company for or pursuant to any tender or exchange offer plan) to commence, a tender or exchange offer or Takeover Bid to acquire (when added to any Voting Shares as to which such Person is the Beneficial Owner immediately prior to such tender or exchange offer or Takeover Bid) Beneficial Ownership of 20% or more of the outstanding Voting Shares (provided that, if the foregoing results in the Separation Date being prior to the Record Date, the Separation Date shall be the Record Date, and provided further that, if any tender or exchange offer or Takeover Bid referred to in clause (ii) of this Subsection 1.1(bb) expires, is canceled, terminated, or otherwise withdrawn prior to the date that would otherwise be the Separation Date, such offer shall be deemed, for purposes of this Subsection 1.1(bb), never to have been made); or (iii) such later date as may be fixed by the Board of Directors from time to time by notice to the Rights Agent and publicly announced by the Company.

            (cc)       “Stock Acquisition Date” shall mean the first date of public announcement or filing by the Company or an Acquiring Person that an Acquiring Person has become such, whether or not the term “Acquiring Person” is used in fact in such announcement.

(dd)       “Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or a majority of the equity interest is Beneficially Owned, directly or indirectly, by such Person.

(ee)       “Takeover Bid” means an Offer to Acquire Voting Shares when the Voting Shares subject to the Offer to Acquire, together with the Offeror’s Securities, constitute in the aggregate 20% or more of the outstanding Voting Shares at the date of the Offer to Acquire.

(ff)        “Trading Day,” when used with respect to any securities, shall mean a day on which the principal securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any securities exchange, a Business Day.

(gg)       “Voting Shares” shall mean: (i) for purposes of determining the number of outstanding Voting Shares of the Company, only the Common Shares of the Company and any other shares of capital stock of the Company entitled to vote generally in the election of directors; and (ii) for purposes of determining the number or percentage of Voting Shares Beneficially Owned by any Person, all of the following shares Beneficially Owned by such Person: (1) Common Shares of the Company and (2) shares of the capital stock of the Company entitled to vote generally in the election of directors.

1.2	Determinations.

Any determination required to be made by the Board of Directors of the Company for purposes of applying the definitions contained in this Article I shall be made by the Board of Directors in its good faith judgment, which determination shall be conclusive and binding on the Rights Redemption Committee, the Rights Agent, and the holders of the Rights.

ARTICLE II

THE RIGHTS

2.1	Legend on Common Share Certificates.

Certificates for the Common Shares issued after the Record Date but prior to the Close of Business on the Separation Date shall evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on, or otherwise affixed to them, the following legend:

Until the Separation Date (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder thereof to certain Rights as set forth in a Rights Agreement, dated as of April 4, 2007 (the “Rights Agreement”), between FX Energy, Inc. (the “Company”), and Fidelity Transfer Company(the “Rights Agent”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive office of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed by the Company, may expire, may become void (if, in certain cases, they are Beneficially Owned by an Acquiring Person, as such terms are defined in the Rights Agreement, or a transferee thereof), or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge within five Business Days after the receipt of a written request therefor.

Certificates representing Common Shares of the Company that are issued and outstanding at the Record Date shall evidence one Right for each Common Share evidenced thereby notwithstanding the absence of the foregoing legend.

2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights.

(a)         Subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Date, to purchase, subject to adjustment from time to time as provided herein, one one-hundredth (1/100) of a Preferred Share at the Exercise Price.

(b)	Until the Separation Date:

(i)	no Right may be exercised; and

(ii)        each Right will be evidenced by the certificate for the associated Common Share and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share. Notwithstanding any other provision of this Agreement, any Rights held by the Company or any of its Subsidiaries shall be void.

(c)         After the Separation Date and prior to the Expiration Date, the Rights, unless earlier redeemed in accordance with the provisions of Article V hereof, may be exercised and will be transferable independent of Common Shares. Promptly following the Separation Date, the Rights Agent will mail to each holder of record of Common Shares as of the Separation Date, at such holder’s address as shown by the records of the transfer agent and registrar of the Company’s Common Shares (the Company hereby agreeing to cause such transfer agent and registrar, if different from the Rights Agent, to furnish copies of such records to the Rights Agent for this purpose): (i) a Rights Certificate appropriately completed, representing the number of Rights held by such holder at the Separation Date and having such marks of identification or designation and such legends, summaries, or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and (ii) a disclosure statement describing the Rights.

(d)        Rights may be exercised on any Business Day after the Separation Date and prior to the Expiration Date by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”), substantially in the form attached to the Rights Certificate, duly completed, accompanied by payment in cash or by certified check or money order payable to the order of the Company of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for whole or fractional Preferred Shares in a name other than that of the holder of the Rights being exercised.

(e)         Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Subsection 2.2(d) above, the Rights Agent will thereupon promptly:

(i)         requisition from any transfer agent of the capital stock of the Company certificates for the number of whole or fractional Preferred Shares to be purchased (the Company hereby irrevocably authorizing and directing such transfer agent to comply with all such requisitions);

(ii)        as provided in Subsection 6.5(b) hereof, at the election of the Company, cause depository receipts to be issued in lieu of fractional shares;

(iii)       when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Subsection 6.5(b) hereof;

(iv)       when appropriate, requisition from the Company the amount of cash or other consideration to be paid in lieu of capital stock as determined pursuant to the terms hereof; and

(v)        after receipt of such certificates, depository receipts, and/or cash or other consideration, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates or depository receipts) in such name or names as may be designated by such holder.

(f)         In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Company covenants and agrees that it will:

(i)         cause to be reserved and kept available out of its authorized and unissued Preferred Shares and Common Shares, respectively, or out of authorized and issued Preferred Shares and Common Shares, respectively, held in its treasury, such number of Preferred Shares and Common Shares, respectively, as will from time to time be sufficient to permit the exercise in full of all outstanding Rights;

(ii)        not effect any amendment to the designation of rights, privileges, and preferences for the Preferred Shares or any amendment to the articles of incorporation of the Company, which would materially and adversely affect the rights, privileges, or powers of the Preferred Shares (regardless of whether there are then any holders of Preferred Shares), without the prior approval of the holders of two-thirds or more of the then-outstanding Preferred Shares and the prior written consent of the holders of two-thirds or more of the then-outstanding Rights that are not Beneficially Owned by any Acquiring Person. (For purposes of the taking of any action by the holders of Rights, the Board of Directors of the Company may establish a record date and may call and hold a meeting of such holders or seek their consent to action by the requisite number thereof in writing substantially in accordance with the procedure applicable to action to be taken by the holders of Preferred Shares and in accordance with applicable law);

(iii)       take all such action as may be necessary and within its power to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered, and fully paid and nonassessable;

            (iv)       take all such action as may be necessary and within its power to comply with any applicable requirements of the Securities Act or the Exchange Act or the rules and regulations thereunder and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Preferred Shares upon exercise of Rights;

(v)        use its best efforts to cause all Preferred Shares issued upon exercise of Rights to be listed on a national securities exchange upon issuance; and

(vi)       pay when due and payable any and all federal and state transfer taxes (but not any income taxes of the holder or exercising holder or any liability of the Company to withhold tax) and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates; provided that, the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.

2.3	Adjustments to Exercise Price; Number of Rights.

(a)         In the event the Company shall at any time after the Record Date and prior to the Expiration Date:

(i)         declare or pay a dividend on the Common Shares payable in Common Shares (or other capital stock or securities exchangeable for or convertible into or giving a right to acquire Common Shares or other capital stock) other than pursuant to any optional stock dividend program;

(ii)        subdivide or split the then-outstanding Common Shares into a greater number of Common Shares;

(iii)       combine or consolidate the then-outstanding Common Shares into a smaller number of Common Shares or effect a reverse split of the outstanding Common Shares; or

(iv)       issue any Common Shares (or other capital stock or securities exchangeable for or convertible into or giving a right to acquire Common Shares or other capital stock) in respect of, in lieu of, or in exchange for existing Common Shares in a reclassification or recapitalization;

then, and in each such event, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Date, the Preferred Shares purchasable upon exercise of Rights, shall be adjusted in the manner set forth below. If the Exercise Price and number of Rights outstanding are to be adjusted: (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, combination, or issuance would hold thereafter as a result thereof; and (xi) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, combination, or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it. If the

Preferred Shares purchasable upon exercise of Rights are split, subdivided, or combined, or if any dividend (whether of cash or securities) is declared with respect thereto, the Preferred Shares purchasable upon exercise of each Right after such event will be automatically adjusted to be that number of the Preferred Shares that a holder of the Preferred Shares purchasable upon exercise of one Right (regardless of whether a Right shall then be exercisable) immediately prior to such split, subdivision, combination, or dividend would hold thereafter as a result thereof. If after the Record Date and prior to the Expiration Date, the Company shall issue any shares of capital stock other than Common Shares in a transaction of a type described in the first sentence of this Subsection 2.3(a), shares of such capital stock shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances, and the Company and the Rights Agent agree to amend this Agreement in order to effect such treatment, and the Company will not consolidate with, merge with or into, or enter into an arrangement with any other Person unless such Person agrees to be bound by the terms of an amendment effecting such treatment.

In the event the Company shall at any time after the Record Date and prior to the Separation Date issue any Common Shares otherwise than in a transaction referred to in the preceding paragraph, each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share.

(b)        In the event the Company shall, at any time after the Record Date and prior to the Separation Date, fix a record date for the making of a distribution to all holders of Common Shares of rights or warrants entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) having a conversion, exchange, or exercise price (including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price shall be adjusted. The Exercise Price in effect after such record date will equal the Exercise Price in effect immediately prior to such record date multiplied by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange, or exercise price of the convertible or exchangeable securities or rights so to be offered (including the price required to be paid to purchase such convertible or exchangeable securities or rights)) would purchase at such Market Price, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable, or exercisable). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company. For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury shares or otherwise) pursuant to any dividend or interest reinvestment plan and/or any Common Share purchase plan providing for the reinvestment of dividends or interest payable on securities of the Company and/or the investment of periodic optional payments and/or employee benefit or similar plans (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Company; provided, however, that, in the case of any dividend or interest reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90% of the current Market Price per share (determined as provided in such plans) of the Common Shares.

(c)         In the event the Company shall, at any time after the Record Date and prior to the Separation Date, fix a record date for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than a regular periodic cash dividend or a dividend paid in Common Shares) or rights or warrants (excluding those referred to in Subsection 2.3(b)), the Exercise Price shall be adjusted. The Exercise Price in effect after such record date will equal the Exercise Price in effect immediately prior to such record date less the fair market value (as determined in good faith by the Board of Directors of the Company) of the portion of the assets, evidences of indebtedness, rights, or warrants so to be distributed applicable to the securities purchasable upon exercise of one Right.

(d)	Each adjustment made pursuant to this Section 2.3 shall be made as of:

(i)         the record date for the applicable dividend or distribution in the case of an adjustment made pursuant to subsection (b) or (c) above; and

(ii)        the payment or effective date for the applicable dividend, subdivision, change, combination, or issuance in the case of an adjustment made pursuant to subsection (a) above.

(e)         In the event the Company shall, at any time after the Record Date and prior to the Separation Date, issue any shares of capital stock (other than Common Shares), or rights or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in subsections (a)(i) or (a)(iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by subsections (a), (b), and (c) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Company may determine what other adjustments to the Exercise Price, number of Rights, and/or Preferred Shares purchasable upon exercise of Rights would be appropriate and, notwithstanding subsections (a), (b), and (c) above, such adjustments, rather than the adjustments contemplated by subsections (a), (b), and (c) above, shall be made. The Company and the Rights Agent shall amend this Agreement as appropriate to provide for such adjustments.

(f)         Each adjustment to the Exercise Price made pursuant to this Section 2.3 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.3, the Company shall

(i)         promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

(ii)        promptly file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate; and

(iii)	mail a brief summary thereof to each holder of Rights.

(g)        Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable that were expressed in the initial Rights Certificates issued hereunder.

                2.4Date on Which Exercise Is Effective.

Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered for exercise and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Share transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such Preferred Shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Share transfer books of the Company are open.

2.5	Execution, Authentication, Delivery, and Dating of Rights Certificates.

(a)         The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, President, or one of its Executive Vice Presidents, attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificate may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Company learns of the Separation Date, the Company will notify the Rights Agent of such Separation Date and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Company) and deliver such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(b)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.6	Registration, Registration of Transfer and Exchange.

(a)         The Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

After the Separation Date and prior to the Expiration Date, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c) below, the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(b)        All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)         Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

2.7	Mutilated, Destroyed, Lost, and Stolen Rights Certificates.

(a)         If any mutilated Rights Certificates is surrendered to the Rights Agent prior to the Expiration Date, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)        If there shall be delivered to the Company and the Rights Agent prior to the Expiration Date (i) evidence to their satisfaction of the destruction, loss, or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost, or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost, or stolen.

(c)         As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)        Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost, or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost, or stolen Rights certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8	Persons Deemed Owners.

Prior to due presentment of a Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent, and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Date, the associated Common Shares).

2.9	Delivery and Cancellation of Certificates.

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer, or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly canceled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly canceled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates canceled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall destroy all canceled Rights Certificates and deliver a certificate of destruction to the Company.

2.10	Agreement of Rights Holders.

Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a)         prior to the Separation Date, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share;

(b)        after the Separation Date, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c)         prior to due presentment of a Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent, and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d)        without the approval of any holder of Rights and upon the sole authority of the Board of Directors of the Company acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to Section 6.3, Subsection 2.3(e), or the last sentence of the first paragraph of Subsection 2.3(a) hereof.

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN THE EVENT

OF CERTAIN TRANSACTIONS

3.1	Flip-Over Transaction or Event.

(a)         Subject to Section 3.3 hereof, in the event that prior to the Expiration Date the Company enters into, consummates, or permits to occur any Flip-Over Transaction or Event, the Company shall take such action as shall be necessary to ensure, and shall not enter into, consummate, or permit to occur such Flip-Over Transaction or Event until it shall have entered into a supplemental agreement with the principal Person engaging in such Flip-Over Transaction or Event (the “Flip-Over Entity,” as such term is more specifically defined in Subsection 1.1(m) hereof) for the benefit of the holders of the Rights, providing that upon consummation of the Flip-Over Transaction or Event:

(i)         each Right shall thereafter constitute the right to purchase from the Flip-Over Entity, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of such Flip-Over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-Over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such Right to be appropriately adjusted in a manner analogous to the applicable adjustment to the Rights provided for in Section 2.3 in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.3 shall have occurred with respect to such Common Shares);

(ii)        the Flip-Over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-Over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement;

(iii)       the term “Company” for all purposes of this Agreement shall thereafter be deemed to refer to such Flip-Over Entity;

(iv)       such Flip-Over Entity shall take such steps (including the reservation of a sufficient number of its Common Shares, in the same manner applicable to the reservation of Preferred Shares provided by Subsection 2.2(g)(i) hereof) in connection with the consummation of such Flip-Over Transaction or Event as may be necessary to assure that the provisions hereof shall thereafter be applicable;

(v)        such Flip-Over Entity shall confirm that all rights of first refusal or preemptive rights in respect of the issuance of Common Shares of the Flip-Over Entity upon exercise of outstanding Rights have been waived and that such transaction shall not result in a default by the Flip-Over Entity under this Agreement; and

(vi)       as soon as practicable after the date of such Flip-Over Transaction or Event, the Flip-Over Entity will:

(1)        prepare and file, as required by law, a registration statement under the Securities Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, use its best efforts to cause such registration statement to become effective as soon as practicable after such filing, and use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act), until the date of expiration of the Rights, and similarly comply with applicable state securities laws;

(2)        use its best efforts to list (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on a national securities exchange or to meet the eligibility requirements for quotation on the Nasdaq Stock Market; and

(3)        deliver to holders of the Rights historical financial statements for the Flip-Over Entity that comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act.

3.2	Flip-In Event.

(a)         Subject to Section 3.3, in the event that prior to the Expiration Date a Flip-In Event shall occur, the Company shall take such action as shall be necessary to ensure and provide, within five Business Days or such longer period as may be required to satisfy the requirements of the Securities Act and the Exchange Act, that, except as provided below, such Right shall thereafter constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of the Company having an aggregate Market Price on the date of consummation or occurrence of such Flip-In Event equal to the Exercise Price for an amount in cash equal to one-half the Exercise Price (such Right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.3 shall have occurred with respect to such Common Shares).

(b)        Notwithstanding the foregoing, upon the occurrence of any Flip-In Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Date or the Stock Acquisition Date by (i) an Acquiring Person or (ii) a transferee, direct or indirect, of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person) in a transfer, whether or not for consideration, that the Board of Directors of the Company acting in good faith has determined is part of a plan, arrangement, or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person) that has the purpose or effect of avoiding clause (i) of this Subsection 3.2(b), shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement.

(c)         Any Rights Certificate issued pursuant to Section 2.2 that represents Rights Beneficially Owned by an Acquiring Person and any Rights Certificate issued at any time upon the transfer of any Rights to an Acquiring Person or any Affiliate or Associate thereof or to any nominee of any such Acquiring Person, Affiliate or Associate, and any Rights Certificate issued upon transfer, exchange, replacement, or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

The Rights represented by this Rights Certificate were issued to a Person that was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Rights Certificate and the Rights represented hereby may become void in the circumstances specified in Subsection 3.2(b) of the Rights Agreement.

Provided that, the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend, but shall be required to impose such legend only if instructed to do so by the Company or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not an Acquiring Person or an Affiliate or Associate thereof; provided further, however, that the absence of such legend on any Rights Certificate shall not be deemed dispositive of whether the holder thereof is an Acquiring Person.

3.3	Obligations of the Company.

(a)         The Company shall not enter into or engage in any transaction of the kind referred to in this Article III if at the time of such transaction there are any rights, warrants, or securities outstanding or any other arrangements, agreements, or instruments that would eliminate or otherwise diminish in any respect the benefits intended to be afforded by this Agreement to the holders of Rights upon consummation of such transaction. The provisions of this Article III shall apply to successive mergers, consolidations, sales, or other transfers.

(b)        In the event that there shall not be sufficient Common Shares authorized to permit the exercise in full of the Rights in accordance with Subsection 3.2(a), holders of Rights will receive upon exercise Common Shares of the Company to the extent available and then cash, property, or other securities of the Company (which may be accompanied by a reduction in the Exercise Price), in proportions determined by the Company, so that the aggregate value received is equal to the Exercise Price.

ARTICLE IV

THE RIGHTS AGENT

4.1	General.

(a)         The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable. In the event the Company appoints such Co-Rights Agents, the respective duties of the Rights Agents and Co-Rights Agents shall be as the Company may determine. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence, bad faith, or willful misconduct on the part of the Rights Agent for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement.

(b)        The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered, or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed, and when necessary, verified or acknowledged by the proper Person or Persons.

4.2	Merger or Consolidation or Change of Name of Rights Agent.

(a)         Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that, such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificate either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases, such Rights Certificate will have full force provided in the Rights Certificates and in this Agreement.

            (b)        In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificate shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificate so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases, such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3	Duties of Rights Agent.

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights certificates, by their acceptance thereof, shall be bound:

(a)         The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)        Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President, or any Executive Vice President or Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)         The Rights Agent will be liable hereunder only for its own negligence, bad faith, or willful misconduct.

(d)        The Rights Agent will not be liable for, or by reason of, any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e)         The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution, and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Common Share certificate, Preferred Share certificate, or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Subsection 3.2(b) hereof or any adjustment required under the provisions of Section 2.3 hereof) or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustments (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Preferred Shares or Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Preferred Shares or Common Shares will, when issued, be duly and validly authorized, executed, issued, and delivered and fully paid and nonassessable.

            (f)         The Company agrees that it will perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)        The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the President, any Executive Vice President or Vice President, or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.

(h)        The Rights Agent and any stockholder, director, officer, or employee of the Rights Agent may buy, sell, or deal in Preferred Shares, Common Shares, Rights, or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement, subject to the terms, covenants, conditions, and restrictions of this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i)         The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect, or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect, or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

4.4	Change of Rights Agent.

The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 6.9. The Company may remove the Rights Agent upon 30 days’ notice in writing mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail and to the holders of the Rights in accordance with Section 6.9. If the Rights Agent should resign, be removed, or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation incorporated under the laws of any state of the United States that is authorized to carry on in the state of Utah the business of a transfer agent registered in accordance with the requirements of Section 17A of the Exchange Act and, if the duties hereunder are deemed to so require, a trust company. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed, but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4 however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V

REDEMPTION

5.1	Redemption.

The Rights may be redeemed solely by action of the Rights Redemption Committee pursuant to Section 5.2 hereof and in no other manner.

5.2	By the Rights Redemption Committee.

Subject to any limitations contained in the Company’s articles of incorporation, the Rights Redemption Committee of the Company may, at its option, at any time prior to the earlier of (i) the Expiration Date or (ii) the Close of Business on the tenth day after the Stock Acquisition Date (or such later date as may be determined by the majority vote of the Rights Redemption Committee from time to time), by notice to the Rights Agent and public announcement by the Company, redeem all, but not less than all, the then-outstanding Rights at the Redemption Price, appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof, and the Company may, at its option, pay the Redemption Price in Common Shares (based on the current Market Price of the Common Shares at the time of redemption), cash, or any other form of consideration deemed appropriate by the Rights Redemption Committee.

5.3	Rights Termination.

Immediately upon the action of the Rights Redemption Committee of the Company ordering the redemption of the Rights pursuant to Section 5.2 hereof, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Rights Redemption Committee ordering the redemption of the Rights pursuant to Section 5.2 hereof, the Company shall mail a notice of redemption to all the holders of the then-outstanding Rights at their last addresses as they appear upon the Rights Register of the Rights Agent or, prior to the Separation Date, on the registry books of the transfer agent for the Common Stock of the Company, if different. Any notice mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem any Rights at any time in any manner other than that specifically set forth in this Article V and other than in connection with the purchase of Common Shares of the Company prior to the Separation Date.

ARTICLE VI

MISCELLANEOUS

6.1	Expiration.

No Person shall have any right pursuant to this Agreement or in respect of any Right after the Expiration Date, except the Rights Agent as specified in Subsection 4.1(a) of this Agreement.

                6.2Issuance of New Rights Certificate.

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number, kind, or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

6.3	Supplements and Amendments.

The Board of Directors of the Company may from time to time supplement or amend this Agreement without the approval of any holders of Rights:

(a)         to make any changes, except for a supplement or amendment that would change the Expiration Date or the Exercise Price, that the Board of Directors acting in good faith may deem necessary or desirable; provided that, no such supplement or amendment made on or after the Stock Acquisition Date shall materially adversely affect the interests of the holders of Rights generally; and provided further that, no such supplement or amendment shall be made to the provisions of Article IV except with the written concurrence of the Rights Agent to such supplement or amendment; or

(b)        in order to cure any ambiguity or to correct or supplement any provision contained herein that may be inconsistent with any other provisions herein or otherwise defective.

6.4	Fractional Rights.

(a)         The Company shall not be required to issue fractions of Rights or Right Certificates evidencing fractional Rights.

(b)        In lieu of fractional Rights, the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable shall be paid in cash an amount equal to the same fraction of the current Market Price of a whole Right. For the purposes of this Section 6.4, the current Market Price of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be determined in the same manner set forth in Subsection 1.1(o).

6.5	Fractional Shares.

(a)         The Company shall not be required to issue fractions of Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a share) or fractions of a Common Share upon exercise of the Rights or to distribute certificates that evidence fractional Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a share) or fractional Common Shares. Nothing contained herein, however, shall be deemed to prevent any holder of Rights from aggregating the number of Rights exercised in any single transaction in such a manner that the aggregate number of Rights exercised in a single transaction may be convertible into an integral number of shares (or, in the case of Preferred Shares, an integral multiple of one one-hundredth of a share). A holder of fractional share certificates of Preferred Shares shall have all such rights, privileges, and preferences as he, she, or it may be entitled to pursuant to the Nevada Revised Statutes.

            (b)        In lieu of issuing fractions (other than fractions that are integral multiples of one one-hundredth of a share) of Preferred Shares, the Company may, at its election, issue depository receipts evidencing fractions of Preferred Shares pursuant to an appropriate agreement between the Company and a depository selected by it; provided that, such agreement shall provide that the holders of such depository receipts shall have all of the rights, privileges, and preferences to which they would be entitled as owners of Preferred Shares pursuant to the Nevada Revised Statutes. With respect to fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, if the Company does not issue such fractional Preferred Shares or depository receipts in lieu thereof, there shall be paid to the holders of record of Right Certificates at the time such Right Certificates are exercised as herein provided an amount in cash equal to the same fraction of the Market Price of a Preferred Share.

(c)         The holder of a Right by the acceptance of a Right expressly waives its right to receive any fractional Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Preferred Share) upon exercise of a Right.

6.6	Rights of Action.

Subject to the terms of this Agreement, rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights, and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action, or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

6.7	Holder of Rights Not Deemed a Stockholder.

No holder, as such, of any Rights shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of Preferred Shares or any other securities that may at any time be issuable on the exercise of such Rights; nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 6.8 hereof), or to receive dividends or subscription rights or otherwise, until such Rights shall have been exercised in accordance with the provisions hereof.

6.8	Notice of Proposed Actions.

In case the Company shall propose after the Separation Date and prior to the Expiration Date:

(a)         to effect or permit (in cases when the Company’s permission is required) any Flip-In Event or Flip-Over Transaction or Event; or

(b)        to effect the liquidation, dissolution, or winding up of the Company or the sale of all or substantially all of the Company’s assets;

then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 6.9 hereof, a notice of such proposed action, which shall specify the date on which such Flip-In Event or Flip-Over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.

6.9	Notices.

Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

FX Energy, Inc.
3006 South Highland Drive, Suite 206
Salt Lake City, Utah 84106
Attention: Secretary

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Fidelity Transfer Company
1800 South West Temple, Suite 301
Salt Lake City, Utah 84115
Attention: President

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the Rights Register of the Rights Agent or prior to the Separation Date, on the registry books of the transfer agent and registrar of the Company’s capital stock, if different from the Rights Agent. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

6.10	Costs of Enforcement.

The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce its rights pursuant to any Rights or this Agreement.

6.11	Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

                6.12Benefits of this Agreement.

Nothing in this Agreement shall be construed to give any Person other than the Company, the Rights Agent, and the holders of the Rights any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the holders of the Rights.

6.13	Descriptive Headings.

Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.14	Governing Law.

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the internal laws of the state of Nevada and for all purposes shall be governed by and construed in accordance with the internal laws, including the corporate laws, of such state applicable to contracts to be made and performed entirely within such state without giving effect to conflicts of laws principles thereof.

6.15	Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.16	Severability.

If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or enforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

6.17	Effective Date.

This Agreement shall be effective as of April 4, 2007.

6.18	Determinations and Actions by the Board of Directors.

Subject to any limitations contained in the Company’s articles of incorporation, the Board shall have the exclusive power and authority to administer and amend this Agreement and to exercise all rights and powers specifically granted to the Board or the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to interpret the provisions of this Agreement and make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not to redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations, and determinations (including for purposes of subsection (b) below, all omissions with respect to the foregoing) that are done or made by the Board of Directors, in good faith, shall: (a) be final, conclusive, and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties; and (b) not subject the Board of Directors to any liability to the holders of the Rights Certificates.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FX ENERGY, INC.

By:	/s/ David N. Pierce
David N. Pierce
President and Chief Executive Officer

FIDELITY TRANSFER COMPANY

By:	/s/ Kevin J. Kopaunik
Kevin J. Kopaunik
President

EXHIBIT A

FORM OF DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES

EXHIBIT B

FORM OF RIGHTS CERTIFICATE